Energea Portfolio 3 Africa LP
INVESTMENT AGREEMENT
         This is an Investment Agreement (this "Investment Agreement"), is being delivered by the purchase identified on the Investor Information Statement attached hereto as Exhibit A (the "Purchaser") to Energea Portfolio 3 Africa LP, a Delaware limited partnership (the "Company").
Background
I.       The Company is offering for sale Class A Investor Shares pursuant to an Offering Circular initially filed with the United States Securities and Exchange Commission on June 17, 2024, as amended by the Post-Qualification Amendment No. 1 filed on July 17, 2025 and any other amendments after such date (collectively, the "Disclosure Document").
II.     Prior to June 5, 2025, the Company was a limited liability company formed under the laws of the State of Delaware, but on such date, the Company statutorily converted into a limited partnership organized under the laws of the State of Delaware. In connection with the above described conversion, the partners of the Company became parties to that certain Limited Partnership Agreement dated as of June 5, 2025 (the "Partnership Agreement").
1.         Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Disclosure Document. The Company and/or the General Partner are sometimes referred to using words like "we" and "our," and Purchaser is sometimes referred to using words like "you" and "your."
2.         Purchase of Shares. Subject to the terms and conditions of this Investment Agreement and if your proposed subscription is accepted by the Company in its sole discretion, the Company hereby agrees to sell to you, and you hereby agree to purchase from the Company, that number of Class A Investor Shares set forth on the Investor Information Sheet, for the price set forth on the Investor Information Sheet. We refer to your Class A Investor Shares subscribed for hereunder as the "Shares."  You will be admitted as a Limited Partner at the time this Investment Agreement is accepted and executed by the General Partner and the payment for your Shares is received by the Company and you hereby irrevocably agree to be bound by the Partnership Agreement as a Limited Partner and to perform all obligations contained in the Partnership Agreement.
3.         No Right to Cancel. You do not have the right to cancel your subscription or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the Shares if your subscription is accepted by the Company, no matter what.
4.         Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you. This Investment Agreement will be deemed to be accepted by us and this Investment Agreement will be binding against us only upon execution and delivery to the Purchaser of this Investment Agreement.
5.         Your Promises. You promise that:
5.1.         Accuracy of Information. All of the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes either before or after we accept your subscription, you will notify us immediately.
5.2.         Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed in the Disclosure Document.
5.3.         No Representations. None of the Company, the General Partner or any of their respective representatives have made any promises or representations to you, except the information in the Disclosure Document. None of the Company, the General Partner or any of their respective representatives has guaranteed any financial outcome of your investment.
5.4.         Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment. All your questions have been answered to your satisfaction.
5.5.         Your Legal Power to Sign and Invest. You have the legal power, capacity and authority to sign this Investment Agreement and purchase the Shares.
5.6.         No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or the Shares or made any finding relating to the value or fairness of the investment.
5.7.         No Transfer. You understand that under the terms of the Partnership Agreement, the Shares may not be transferred without complying with the terms of the Partnership Agreement (which includes a right of first refusal in favor of the Company on certain transfers of Shares). Also, securities laws limit transfer of the Shares. Finally, there is currently no market for the Shares, meaning it might be hard to find a buyer. As a result, you should be prepared to hold the Shares indefinitely.
5.8.         No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.
5.9.         Tax Treatment. We have not promised you any particular tax outcome from buying or holding the Shares.
5.10.      Acting on Your Own Behalf. You are acting on your own behalf in purchasing the Shares, not on behalf of anyone else.
5.11.      Investment Purpose. You are purchasing the Shares solely as an investment, not with an intent to re-sell or "distribute" any part of it.
5.12.      Anti-Money Laundering Laws.
5.12.1.  Your investment will not, by itself, cause the Company to be in violation of any "anti-money laundering" laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.
5.12.2.  If you are a natural person, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under "anti-money laundering" laws, and you are not on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury ("OFAC"), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.
5.12.3.  If you are an entity, to the best of Purchaser's knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under applicable law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser's knowledge, none of its ultimate investors is on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by OFAC, nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.
5.13.      Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the Shares.
5.14.      Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyer, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.
5.15.      Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.
5.16.      No Violations. Your purchase of the Shares will not violate any law or conflict with any contract to which you are a party.
5.17.      Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.
5.18.      No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.
5.19.      Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative and such and given the industry, our actual results may vary from any forecasts or projections.
5.20.      Notification. If you discover at any time that any of the promises in this Section 5 are untrue, you will notify us right away.
5.21.      Legality in Non-U.S. Jurisdictions. If you are not a citizen or resident of the United States, you represent that the offering of Shares conducted by the Company, and your purchase of Shares, are lawful under the laws of the jurisdiction where you are a citizen and/or resident.
5.22.      Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.
5.23.      Financial Wherewithal. You can afford this investment, even if you lose your money. You don't rely on this money for your current needs, like rent or utilities.
5.24.      Individuals. If you are a natural person (not an entity), you are a citizen or permanent resident (green card) of the United States.
5.25.      Entity Investors. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:
5.25.1.  Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full entity power and authority to conduct its business as presently conducted and as proposed to be conducted.
5.25.2.  Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.
5.25.3.  Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser's performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Shares, have been duly authorized by all necessary entity action.
5.25.4.  Investment Company. Purchaser is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
5.25.5.  Information to Purchasers. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except the Disclosure Document, this Investment Agreement, and other written information that the Company has approved in writing in advance.
6.         Confidentiality. The Company shall maintain and keep confidential such information that Purchaser provides to the Company in connection with this Investment Agreement.
7.         Re-Purchase of Shares. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your Shares for an amount equal to the amount you paid for them less the amount of any distributions received from the Company.
8.         Governing Law. This Investment Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. You hereby (i) consent to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agree that all disputes arising from this Investment Agreement shall be prosecuted in such courts, (iii) agree that any such court shall have in personam jurisdiction over you, (iv) consent to service of process by notice sent in accordance with Section 8 and/or by any means authorized by Delaware law, and (v) if you are not otherwise subject to service of process in Delaware, agree to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.
9.         Execution of Partnership Agreement. If we accept your subscription, then your execution of this Investment Agreement will also serve as your execution of the Partnership Agreement, just as if you had signed a paper copy of the Partnership Agreement.
10.      Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose pursuant to the email address set forth on the Investor Information Statement. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.
11.      Notices. All notices between us will be electronic. You will contact us by email at info@energea.com We will contact you by email at the email address on the Investor Information Sheet. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that the email wasn't delivered to the recipient's inbox.
12.      Limitations on Damages.
12.1.      WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can't sue us for anything else. However, the foregoing limitation of damages does not apply to claims arising under federal securities laws.
12.2.      You further agree that neither the Company, the General Partner nor any of their respective affiliates, nor their respective managers, officers, directors, members, equity holders, employees or other applicable representatives (collectively, the "Covered Persons"), will incur any liability (a) in respect of any action taken upon any information provided to the Company by you or for relying on any notice, consent, request, instructions or other instrument believed, in good faith, to be genuine or to be signed by properly authorized persons on behalf of you, including any document transmitted by email or (b) for adhering to applicable anti-money laundering obligations whether now or later in effect.
13.      Indemnification. To the extent permitted by law, you agree that you will indemnify and hold harmless the Covered Persons from and against any and all direct and indirect losses, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees and disbursements), whether incurred in an action between the parties hereto or otherwise, and including without limitation any liability which results directly or indirectly from the Company, the General Partner and their respective Affiliates becoming subject to ERISA or Section 4975 of the Code (collectively, "Losses") which the Covered Persons may incur by reason of or in connection with this Investment Agreement or any information you provide to the Company and the transactions contemplated thereby, including any misrepresentation made by you or any of your agents, any breach of any declaration, promise representation or warranty of you, your failure to fulfill any covenants or agreements under this Investment Agreement, its or its governing body, or their reliance on email or other instructions, or the assertion of your lack of proper authorization from your beneficial owners to execute and perform the obligations under this Investment Agreement. The Purchaser also agrees that it will indemnify and hold harmless the Covered Persons from and against any and all Losses that they or any one of them, may incur by reason of, or in connection with, the failure by the Subscriber to comply with any applicable law, rule or regulation having application to the Covered Persons.
14.      Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by a judge, not a jury. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.
15.      Survival. The representations, warranties and agreements contained in this Investment Agreement will survive the execution of this Investment Agreement by Purchaser and effectiveness of this Investment Agreement in accordance with its terms.
16.      Miscellaneous Provisions.
16.1.      No Transfer. You may not transfer your rights or obligations under this Agreement.
16.2.      Headings. The headings used in this Investment Agreement (e.g., the word "Headings" in this paragraph), are used only for convenience and have no legal significance.
16.3.      No Other Agreements. This Investment Agreement, the Partnership Agreement, and the Shares are the only agreements between us.
16.4.      Relationship with Partnership Agreement. This Investment Agreement governs Purchaser's purchase of the Shares, while the Partnership Agreement governs Purchaser's ownership of the Shares and the operation of the Company. In the event of a conflict between the two agreements, the Partnership Agreement shall control.
16.5.      Electronic Signature. This Investment Agreement will be signed electronically, rather than physically.

INVESTOR INFORMATION SHEET
Name of Purchaser	_______________________________
Check if an Accredited Investor:	___
If Non-Accredited Investor: Annual Income or Net Worth (If You Are An Individual) Or Revenue or Net Assets for Most Recently Completed Fiscal Year (If You Are An Entity)	_______________________________ _______________________________

Number of Class A Investor Shares	_______________________________
Price Per Investor Share	_______________________________
Total Investment	_______________________________
Social Security Number	_______________________________
Mailing Address

_______________________________
Street 1
_______________________________
Street 2
_______________________________
City
_______________________________
State and Zip Code
_______________________________
Country

Email Address	________________________________

[Signatures on the Applicable Investor Signature Page that Follows]

INVESTOR SIGNATURE PAGE
IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement effective on the date first written above.

                                                                        Read and Approved

                                                                        _____________________________________
                                                                        Investor

                                                                        _____________________________________
                                                                        Investor Signature

ACCEPTED
ENERGEA PORTFOLIO 3 AFRICA LP

   By:   Energea Global LLC
            As General Partner

   By:
            Michael Silvestrini, Managing Partner